Exhibit 5.1
March 26, 2010
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, MI 48098-2639
Ladies and Gentlemen:
     We have acted as special counsel to Flagstar Bancorp, Inc. (the “Company”), a Michigan corporation, in connection with the Company’s registration statement on Form S-3 (File No.333-162823) (the “Registration Statement”) which became effective on December 30, 2009 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to a final prospectus supplement (the “Supplement”) dated March 26, 2010, the Company is specifying for offering and take-down 500,000,000 shares of the Company’s common stock, par value $0.01 per share and an option for the sale of up to 75,000,000 additional shares to cover over-allotments, if any (the “Common Stock”).
     In connection with this opinion, we have made such investigations and examined such records, including a copy of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Company’s Sixth Amended and Restated Bylaws, in each case certified to us on the date hereof as being complete, accurate, and in effect, a certificate dated a recent date from the Secretary of State of the State of Michigan as to the existence of the Company, an executed copy of the Registration Statement duly executed by the directors of the Company, and such corporate documents, minutes and resolutions as we have deemed necessary for the purposes of rendering this opinion letter.
     We have also examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the preparation of this opinion. In expressing this opinion, we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.
     In rendering this opinion letter we have assumed:
     (a) the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;
     (b) the conformity to originals and the authenticity of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents;
     (c) the proper, genuine and due execution and delivery of all documents by all parties to such documents and that there has been no breach of the terms thereof; and
     (d) no stop-order has been issued by the SEC relating to the Registration Statement.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the shares of Common Stock are issued and delivered, and payment of legal consideration equal to at least the par value thereof is received, in the manner contemplated by the Registration Statement and the Supplement, the Common Stock will be validly issued, fully paid and nonassessable.
     In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Michigan and the federal laws of the United States of America.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We consent to the filing of this opinion to be incorporated by reference as an exhibit to the Registration Statement and the use of our name in the Registration Statement and Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the SEC promulgated pursuant thereto.

Very truly yours,
/s/ Kutak Rock LLP